Exhibit 3.6
BIOMED PROPERTY, L.P.
CERTIFICATE OF AMENDMENT
          BioMed Property, L.P., a Maryland limited partnership (the “Partnership”), does hereby certify that:
          FIRST: The current name of the Partnership is BioMed Property, L.P.
          SECOND: Article First of the Certificate of Limited Partnership of the Partnership is hereby deleted in its entirety and the following is inserted in lieu thereof:
“FIRST: The name of the limited partnership (hereinafter referred to as the “Company”) is BioMed Realty, L.P.”
          IN WITNESS WHEREOF, I have signed this Certificate of Amendment and acknowledge it to be my act this 1st day of June, 2004.

WITNESS:	GENERAL PARTNER:

	By:	BIOMED PROPERTY TRUST, INC., a Maryland corporation

/s/ Alan D. Gold	By:	/s/ Gary A Kreitzer
Gary A. Kreitzer
Executive Vice President, General Counsel and Secretary